Exhibit 99.7(c)

For Protective’s Strategic Objective Variable Universal Life (VUL) product:

*RGA Reinsurance Company (Chesterfield, Missouri)

*Swiss Re Life & Health America Inc. (Jefferson City, Missouri)

*Swiss Life LTD (Zurich, Switzerland)

(With intermediary broker Reinsurance Management Associates (Toronto, Ontario, Canada))

*Optimum Re Insurance Company (Dallas, Texas)

Reinsurers with asterisks are those with reinsurance agreements open for new VUL business (i.e., as of 5/1/2019, only the Investors Choice Variable Universal Life and the Strategic Objective Variable Universal Life products).